UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

A. Schulman, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       Notice is hereby given that the Annual Meeting of Stockholders of A. Schulman, Inc. (the “Corporation”) will be held at The Hilton Inn West, 3180 West Market Street, Akron, Ohio, on Thursday, December 8, 2005 at 10:00 A.M., local time, for the purpose of considering and acting upon:

1.	The election of three (3) Class I Directors for a three-year term expiring in 2008;

2.	The amendment of the Corporation’s Restated Certificate of Incorporation, as amended, by deleting Article Seventeenth;

3.	The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accountants for the fiscal year ending August 31, 2006; and

4.	The transaction of any other business as may properly come before the meeting and any adjournments thereof.
      Stockholders of record at the close of business on October 19, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By order of the Board of Directors

Gary J. Elek
Secretary
Akron, Ohio
November 9, 2005
Your vote is important. Stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
      The Securities and Exchange Commission permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, such stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. A. Schulman, Inc. (the “Corporation”) has not instituted householding for stockholders of record; however, a limited number of brokerage firms may have instituted householding for beneficial owners of the Corporation’s shares of common stock held through such brokerage firms. If your family has multiple accounts holding shares of common stock of the Corporation, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or the Corporation’s Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- AMENDMENT TO CERTIFICATE OF INCORPORATION
CORPORATE GOVERNANCE
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
PROPOSAL 3 -- RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
GENERAL INFORMATION

3550 West Market Street
Akron, Ohio 44333

PROXY STATEMENT

November 9, 2005
      The accompanying proxy is solicited by the Board of Directors of A. Schulman, Inc. (the “Corporation”) for use at the Annual Meeting of Stockholders to be held on December 8, 2005, and any adjournments thereof.
      Stockholders of record at the close of business on October 19, 2005 (the record date) will be entitled to vote at the Annual Meeting. On that date the Corporation had issued and outstanding 30,719,063 shares of Common Stock, $1.00 par value. Each such share is entitled to one vote on all matters properly coming before the Annual Meeting. At least 15,359,532 shares of Common Stock of the Corporation must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.
      This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about November 9, 2005.
PROPOSAL 1 — ELECTION OF DIRECTORS
      In accordance with the provisions of the By-Laws of the Corporation and the Restated Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”), the Board of Directors has fixed the number of Directors at twelve. The Board of Directors expanded the number of Directors from ten to twelve in connection with an agreement dated as of October 21, 2005 (the “Agreement”) entered into by and among the Corporation and a group of related investors (the “Barington Group”), which resolved certain matters between the Corporation and the Barington Group. For further information relating to the Agreement and the Barington Group, see Certain Relationships and Related Transactions herein and the Form 8-K filed by the Corporation with the Securities and Exchange Commission on October 24, 2005. The expansion of the Board of Directors created two vacancies. Pursuant to the Agreement, the Board of Directors appointed James A. Mitarotonda, a member of the Barington Group, to fill one of the vacancies, and the Board expects to appoint an additional Director to the other vacancy as is further described below. Although there is currently one vacancy on the Board of Directors, proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.
      The Directors of the Corporation are currently divided into three classes. Classes I and II each consist of three Directors and Class III consists of five Directors. At the Annual Meeting, three Directors of Class I are to be elected to serve for three-year terms expiring in 2008 and until their respective successors are duly elected and qualified. As contemplated in the Agreement, the Board of Directors expects to appoint, no later than November 21, 2005, an additional Director to Class I who is independent of and acceptable to both the Corporation and the Barington Group. This appointed Director will begin serving as a Director immediately following the 2005 Annual Meeting for a term that expires at the 2008 annual meeting of stockholders. At the time of such appointment, a current member of Class III of the Board of Directors (other than Mr. Mitarotonda) will be designated, with such Director’s consent, to serve as a Class II Director so that there will then be four Directors in each of Class I, II and III.
      Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for Director in accordance with the instructions set forth on the proxy card, it presently is intended that shares represented by proxies in the enclosed form will be voted for the election as Directors of the three Class I nominees named in the table on the following page. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has approved, the nomination of these nominees.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.
      All nominees have consented to being named in this Proxy Statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a Director, an event that the Board of Directors does not now expect, the persons voting the shares represented by proxies solicited hereby may vote such shares for a reduced number of nominees. The election of the Director nominees requires the favorable vote of a plurality of all votes cast by the holders of the Corporation’s Common Stock at a meeting at which a quorum is present. Broker non-votes and proxies marked “Withhold Authority” will not be counted toward the election of Directors or toward the election of individual nominees specified in the form of proxy and, thus, will have no effect.
      The following information concerning each nominee and each Director continuing in office is based in part on information received from the respective nominees and Directors and in part on the Corporation’s records.

		First
	Principal Occupation During Past Five Years	Became
Name of Nominee or Director	and Age as of October 19, 2005	Director

Nominees to Serve Until 2008 Annual Meeting of Stockholders (Class I)

Willard R. Holland(1)(2)(3)(4)	Retired; formerly, Chairman of the Board of FirstEnergy Corp. (electric utility), 1996-1999; President and Chief Executive Officer, FirstEnergy Corp., 1993-1999; Chairman of the Board and Chief Executive Officer of FirstEnergy Corp.’s subsidiary, Pennsylvania Power Company, 1993-1999; Chief Operating Officer, Ohio Edison Company, 1991-1993; Senior Vice President, Detroit Edison Company (electric utility), 1988-1991; age 69	1995

Dr. Peggy Miller(3)(4)	President, South Dakota State University since January, 1998; formerly, Senior Fellow, National Center for Higher Education 1996-1998; President, The University of Akron 1992-1996; and Chancellor and Chief Executive Officer, Indiana University Northwest, 1984-1992; Age 68	1994

John B. Yasinsky(2)(3)	Retired; formerly, Chairman and Chief Executive Officer of Omnova Solutions, Inc. (decorative and building products and performance chemicals) 1999-2001; Chairman, President and Chief Executive Officer, GenCorp., Inc. (aerospace, automotive, chemical and plastics), 1995-1999; age 66	2000

		First
	Principal Occupation During Past Five Years	Became
Name of Nominee or Director	and Age as of October 19, 2005	Director

Continuing Directors Serving Until 2006 Annual Meeting of Stockholders (Class II)

James S. Marlen(2)(3)	Chairman of the Board of Ameron International Corporation (construction and industrial manufacturing) since 1995; President and Chief Executive Officer of Ameron International Corporation since 1993; formerly, Vice President, GenCorp., Inc. (aerospace, automotive, chemical and plastics) and President, GenCorp. Polymer Products, a subsidiary of GenCorp., Inc., 1988-1993; age 64	1995

Ernest J. Novak, Jr.(2)	Retired; formerly, Partner of Ernst & Young LLP (public accounting), 1980-2003, including most recently, Managing Partner of certain domestic offices, 1986-2003; age 60	2003

Robert A. Stefanko(1)	Chairman of the Board of the Corporation since 1991; Executive Vice President — Finance and Administration and Chief Financial Officer of the Corporation since 1989; age 62	1980
Continuing Directors Serving Until 2007 Annual Meeting of Stockholders (Class III)
Terry L. Haines(1)	President and Chief Executive Officer of the Corporation since 1991; formerly, Chief Operating Officer of the Corporation, 1990-1991; age 59	1990

Dr. Paul Craig Roberts(4)	Columnist for The Washington Times since 1988 and for Investor’s Business Daily since 1998; Chairman of Institute for Political Economy since 1985; nationally syndicated Columnist for Creators Syndicate since 1997; formerly, Distinguished Fellow, Cato Institute, 1993-1996; Columnist for Business Week, 1982-1998; William E. Simon Chair in Political Economy at Center for Strategic and International Studies, 1982-1993; and Assistant Secretary of Treasury for Economic Policy, 1981-1982; age 66	1992

James A. Karman(2)(4)	Retired; formerly Vice Chairman, RPM International, Inc. (coatings, sealants and specialty chemicals) 1999-2002; formerly President of RPM International, Inc., 1978-1999; and Chief Financial Officer of RPM International, Inc., 1982-1993; age 68	1995

		First
	Principal Occupation During Past Five Years	Became
Name of Nominee or Director	and Age as of October 19, 2005	Director

Joseph M. Gingo(3)(4)	Executive Vice President, Quality Systems and Chief Technical Officer of The Goodyear Tire & Rubber Company (tire and rubber manufacturing) since 2003; formerly, Senior Vice President for Technology and Global Products Planning of The Goodyear Tire & Rubber Company, 1999-2003; Vice President and General Manager of The Goodyear Tire & Rubber Company’s Engineered Products business unit, 1998-1999; and Vice President of The Goodyear Tire and Rubber Company’s Asia operations, 1995-1998; age 60	2000

James A Mitarotonda(1)	Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P. (an investment firm) since 1991; formerly, Chief Executive Officer of Dynabazaar, Inc., January 2004-December 2004, Co-Chief Executive Officer and Co-Chairman, April 2003-May 2004, and sole Chief Executive Officer, May 2004- October 2004, of LQ Corporation, Inc., and President, Chief Executive Officer and a director of MM Companies, Inc. (now known as George Foreman Enterprises, Inc.), 2001-2004; age 51	2005

(1)	Member of Executive Committee

(2)	Member of Audit Committee

(3)	Member of Nominating and Corporate Governance Committee

(4)	Member of Compensation Committee
      Mr. Haines is a director of FirstMerit Corporation and Ameron International Corporation. Mr. Holland is a director of Davey Tree Expert Company. Mr. Karman is a director of RPM International, Inc. Dr. Miller is a director of The Lubrizol Corporation. Mr. Marlen is a director of Ameron International Corporation and Parsons Corporation. Mr. Novak is a director of BorgWarner Inc. and FirstEnergy Corp. Dr. Roberts is a director of all 16 of the Value Line Mutual Funds. Mr. Stefanko is a director of Davey Tree Expert Company. Mr. Yasinsky is a director of CMS Energy Corporation. Mr. Mitarotonda is a director of Dynabazaar, Inc. and LQ Corporation, Inc.
Attendance at Meetings
      The Board of Directors held nine meetings during the year ended August 31, 2005. All incumbent Directors attended at least 75% of the meetings of the Board of Directors and any committees thereof on which they served during the year. In accordance with the Corporation’s Corporate Governance Guidelines for the Board of Directors, Directors are expected to attend all meetings of the Board of Directors (although it is understood that, on occasion, a Director may not be able to attend a meeting). Directors are encouraged to attend the Annual Meeting of Stockholders. All of the members of the Board of Directors attended the Annual Meeting of Stockholders on December 9, 2004 other than James M. Marlen. James A. Mitarotonda was not then a member of the Board of Directors and did not attend the Annual Meeting of Stockholders.

Compensation of Directors
      Each Director of the Corporation who is not an employee of the Corporation receives an annual Director’s fee of $29,000, plus $1,500 for each Board or committee meeting attended. Further, any Director serving as a Chairman of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee receives an additional annual fee of $8,500, $7,500 or $6,000, respectively. Each Director has the option to defer payment of all or a specified portion of his or her Director’s fees and to receive, in lieu thereof, a number of units equivalent to the amount to be paid, divided by the closing price of the Corporation’s Common Stock on the last business day of the prior year. At the end of a Director’s service to the Board of Directors, the units are surrendered in exchange for a cash payment in an amount determined by multiplying the number of units times the market price of the Common Stock on the day before the surrender date. Pursuant to the Corporation’s 2002 Equity Incentive Plan, on February 1, 2005, each non-employee Director of the Corporation received an award of 2,500 restricted shares of Common Stock. The restricted stock grants vest on the fourth anniversary after the date awarded, and the fair market value of the restricted shares granted to each such non-employee Director on the February 1, 2005 grant date was $45,950 (based upon the $18.38 closing price of the Corporation’s Common Stock on the date of grant).
PROPOSAL 2 — AMENDMENT TO CERTIFICATE OF INCORPORATION
      On October 21, 2005 and in connection with the Agreement, Directors in attendance at a meeting of the Board of Directors unanimously approved an amendment to repeal Article SEVENTEENTH in its entirety from the Certificate of Incorporation (“Article SEVENTEENTH”). The provisions of Article SEVENTEENTH are attached as Appendix A to this Proxy Statement and incorporated herein by reference.
      Under Article SEVENTEENTH, with certain exceptions, the affirmative vote of holders of not less than 80% of the outstanding shares of “voting stock” is required to approve a “business combination” of the Corporation with any “related person” (as such terms are defined in Article SEVENTEENTH). Under certain circumstances, it is possible that the deletion of Article SEVENTEENTH may have the effect, by reducing the stockholder vote required for approval, of making it easier to accomplish a business combination with a related person. Subject to certain exceptions, a related person is a person who, together with affiliates and associates, owns, or within three years did own, 20% or more of the Corporation’s voting stock.
      During its deliberations with respect to the Agreement, the Board of Directors considered the advantages and disadvantages of the related party voting requirements in Article SEVENTEENTH. This provision is generally intended to encourage a person making an unsolicited bid for the Corporation to negotiate with the Board of Directors to reach terms that are fair and provide the best results for all stockholders. After completing its review, and determining that persons making an unsolicited bid for the Corporation would still be encouraged to negotiate with the Board of Directors by operation of Section 203 of the Delaware General Corporation Law, the Directors in attendance at the meeting unanimously approved the proposed amendment to repeal Article SEVENTEENTH.
      Whether or not the repeal of Article SEVENTEENTH is approved by the stockholders, the Corporation will continue to be subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. A Delaware corporation may “opt out” of application of Section 203 with an express provision in its certificate of incorporation or by-laws. The Corporation has not “opted out” of the provisions of Section 203. The provisions of Section 203 could have the effect of prohibiting, delaying or deferring the accomplishment of mergers or other takeover or change-in-control attempts with respect to the Corporation and, accordingly, may discourage attempts to acquire the Corporation. To the extent that any of the provisions of Article SEVENTEENTH currently conflict with the provisions of Section 203, the provisions of Section 203 would prevail.

      Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Corporation’s voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date the interested stockholder obtained interested stockholder status, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
      A “business combination” under Section 203 includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” under Section 203 means any person who is the beneficial owner of 15% or more of the outstanding shares of the Corporation’s Common Stock.
      If approved by the stockholders, the Corporation will file an amendment to the Certificate of Incorporation deleting Article SEVENTEENTH and the proposed amendment to the Certificate will become effective when filed with the Secretary of State of the State of Delaware. The Corporation anticipates that such filing will occur promptly after the proposed amendment is authorized and approved by the stockholders.
Vote Required
      The affirmative approval of a majority of the outstanding shares of the Corporation’s Common Stock is required to approve this Proposal to repeal Article SEVENTEENTH, since a majority of “Continuing Directors” have approved the Proposal. A “Continuing Director” means any Director who either (a) was a member of the Board of Directors prior to the time that any person became the beneficial owner of 20% or more of the shares of the Corporation’s Common Stock, or (b) is a successor of a Continuing Director who was recommended to succeed a Continuing Director by a majority of the Continuing Directors of the Board. Because no person is the beneficial owner of more than 20% of the shares of the Corporation’s Common Stock, all of the current members of the Board of Directors are Continuing Directors. Nine of the ten Directors then serving on the Board of Directors were present at the meeting on October 21, 2005, and they unanimously approved this Proposal 2. Broker non-votes and abstentions will have the effect of a vote against Proposal 2.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
CORPORATE GOVERNANCE
      The Corporation’s Board of Directors has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent oversight of the Corporation. In response to the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and other developments in corporate governance, the Board of Directors reviewed during 2003 and 2004 the Corporation’s corporate governance policies and committee charters to assure that the Board continues to meet fully its responsibilities to the Corporation’s stockholders and the investing public. The measures taken to assure that this objective is met are described below.

Corporate Governance Guidelines
      The Board of Directors reviewed and adopted the Corporation’s Corporate Governance Guidelines in 2004. These Corporate Governance Guidelines, which may be found on the Corporation’s website at www.aschulman.com, are intended to assure that the Corporation’s Director qualifications, Committee structure and overall Board processes provide good corporate governance and independent oversight of the Corporation’s management.
Director Independence
      Under the corporate governance listing standards of the NASDAQ National Market (sometimes referred to as “NASDAQ”) and the Corporate Governance Guidelines of the Corporation, a majority of the members of the Corporation’s Board of Directors must satisfy NASDAQ’s criteria for “independence.” The Board has determined that all Directors, other than Messrs. Haines and Stefanko, are independent under the NASDAQ National Market standards. The Board has not yet considered whether Mr. Mitarotonda qualifies as an independent director but will undertake such consideration at the next meeting of the Board of Directors.
Board Committees
      The Board of Directors has established the following committees: Executive Committee, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Executive Committee
      The Executive Committee is authorized to act on behalf of the Board of Directors on all corporate actions for which applicable law does not require participation by the full Board of Directors. In practice, the Executive Committee acts in place of the full Board of Directors only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board of Directors. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the year ended August 31, 2005, but took one action pursuant to a written consent resolution.

Audit Committee
      The Audit Committee of the Board of Directors operates under a written charter, adopted in 2004, that reflects the corporate governance reforms embodied by the Securities and Exchange Commission (the “SEC”) and the rules and listing standards of NASDAQ. The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee the accounting and financial reporting process of the Corporation, including the quality and integrity of the Corporation’s financial statements and other financial information provided by the Corporation to any governmental or regulatory body, the public or other users thereof; the Corporation’s compliance with legal and regulatory requirements; the qualifications, independence and performance of, and the Corporation’s relationship with, its independent auditor; the performance of the Corporation’s systems of internal accounting and financial controls; the performance of the Corporation’s systems of internal auditing; and the annual independent audit of the Corporation’s financial statements. The functions performed by the Audit Committee of the Board of Directors include (i) reviewing the financial statements with management and the independent auditor before publication; (ii) reviewing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements; (iii) reviewing with the Chief Executive Officer and the Chief Financial Officer any issues pertaining to the certifications required to accompany the filing of the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and any other information required to be disclosed in connection therewith; (iv) overseeing the Corporation’s internal accounting and financial controls; (v) reviewing legal matters that may have a material impact on the Corporation’s financial statements or the Corporation’s compliance policies; (vi) establishing procedures for the proper handling of complaints concerning accounting or auditing matters; (vii) considering the compatibility of the auditor’s non-audit services with the auditor’s independence; (viii) reviewing and approving in advance the annual audit plan and scope of work of the independent auditor and reviewing with the independent auditor any audit-related concerns and management’s response; (ix) being directly responsible for the appointment, compensation, retention and oversight of the Corporation’s independent auditor; and (x) pre-approving all auditing services and permitted non-audit services to be performed for the Corporation by the independent auditor. Additionally, the Audit Committee oversees the Corporation’s program to comply with Section 404 of Sarbanes-Oxley, which requires the Corporation to establish, maintain and assess adequate internal control structures and procedures for financial reporting.
      NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. The Corporation believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the Corporation’s independent auditor, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of the Corporation’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Corporation’s auditor is in fact “independent.” A more complete description of these and other Audit Committee functions is contained in the Audit Committee’s Charter, a copy of which is available on the Corporation’s website at www.aschulman.com.
      The Audit Committee held six meetings during the year ended August 31, 2005. In addition, the Audit Committee Chairman reviewed with PricewaterhouseCoopers LLP and the Corporation’s management the Corporation’s interim financial results prior to the filing of each of the Corporation’s Quarterly Reports on Form 10-Q. Each of the members of the Audit Committee is independent as defined under Rule 4200(a)(15) of the listing standards of NASDAQ. The Board has also determined that Ernest J. Novak is an “audit committee financial expert” as defined in regulations adopted by the SEC.

Compensation Committee
      The Compensation Committee operates under a written charter adopted in 2004. The primary purpose of the Compensation Committee is to supervise and, to the extent consistent with the Corporate Governance Guidelines, exercise the powers of the Board of Directors with respect to overseeing the use of corporate assets in compensating executive officers. The Compensation Committee has overall responsibility for executive succession planning (except for the Chief Executive Officer, which is the responsibility of the Nominating and Corporate Governance Committee), management development and approving and evaluating the incentive compensation plans, policies and programs of the Corporation. As set forth in the Compensation Committee’s charter, the functions to be performed by the Compensation Committee include (i) setting the salary and other compensation of the Chief Executive Officer and the other executive officers of the Corporation; (ii) reviewing incentive compensation pools for the Corporation prior to the annual determination of individual cash and equity based incentive awards; (iii) approving all employment or change-in-control severance agreements, annuity contracts and benefit or perquisite plans or programs (other than broad-based employee plans or programs) proposed for executive officers and certain managers; (iv) periodically reviewing the Corporation’s compensation programs and policies to align them with the Corporation’s annual and long-term goals and the interests of the stockholders; and (v) administering, implementing and interpreting the Corporation’s long term incentive plans, including stock options, restricted stock, stock appreciation rights, performance incentives, and similar plans and arrangements. A more complete description of these and other Compensation Committee functions is contained in the Compensation Committee’s charter, which is available on the Corporation’s website at www.aschulman.com.
      The Compensation Committee held two meetings during the fiscal year ended August 31, 2005. The Board of Directors has determined that each of the members of the Compensation Committee is independent as defined under Rule 4200(a)(15) of the NASDAQ listing standards.

Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee operates under a written charter adopted in 2004. The primary purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Directors, recommend to the Board the candidates for election by stockholders or appointment by the Board to fill a vacancy, recommend to the Board the composition and Chairs of Board committees, develop and recommend to the Board guidelines for effective corporate governance, and lead an annual review of the performance of the Board and each of its committees. A more complete description of these and other Nominating and Corporate Governance Committee functions is contained in the Nominating and Corporate Governance Committee’s charter, which is available on the Corporation’s website at www.aschulman.com.
      In its role as the nominating body for the Board, the Nominating and Corporate Governance Committee reviews the credentials of potential Director candidates (including potential candidates recommended by stockholders), conducts interviews and makes formal recommendations to the Board for the annual election or interim appointment of Directors. In making its recommendations, the Committee considers a variety of factors, including whether the individuals have demonstrated achievements in business, education or public service. In addition, the Committee considers whether candidates for Director possess the requisite intelligence, education and experience to make a significant contribution to the membership of the Board of Directors, and bring a range of skills, diverse perspectives and backgrounds to the deliberations of the Board of Directors. The Committee also considers whether the candidates possess the highest ethical standards and a strong sense of professionalism, are prepared to serve the interests of all the stockholders and are able to make themselves available to the Board of Directors in the fulfillment of their duties. For those Director candidates who are also employees of the Corporation, they should be members of the executive management of the Corporation who have or are in the position to have a broad base of information about the Corporation and its business. The Committee has in the past engaged a professional search firm (to which it paid a fee) to assist in identifying and evaluating potential nominees, and may do so again in the future.
      The Nominating and Corporate Governance Committee will consider recommendations for nomination to stand for election as directors those persons who are recommended to it in writing by any stockholder. Any stockholder wishing to recommend an individual to be considered by the Committee as a nominee for election as a Director should send a signed letter of recommendation to the following address: A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333, Attention: Chairperson of the Nominating and Corporate Governance Committee, c/o Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a Director. The Corporation may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. The Nominating and Corporate Governance Committee does not intend to evaluate candidates proposed by stockholders differently than it evaluates candidates that are suggested by the Corporation’s Board members, executive officers or other sources.
      The Nominating and Corporate Governance Committee held three meetings in fiscal 2005. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined under Rule 4200(a)(15) of the NASDAQ listing standards.
Code of Conduct
      The Board of Directors has adopted a Code of Conduct, available on the Corporation’s website at www.aschulman.com, for the Corporation’s employees, officers and directors. To further assure compliance, the Corporation maintains a worldwide hotline that allows employees to report confidentially any detected violation of its Code of Conduct.

Executive Sessions
      Executive sessions of non-management Directors (consisting of all Directors other than Messrs. Haines and Stefanko) are regularly scheduled and were held after each meeting of the Board of Directors during the fiscal year ended August 31, 2005.
Stockholder Communications with the Board of Directors
      Stockholders may send communications to the Board of Directors by mail or courier delivery addressed as follows: A. Schulman, Inc., c/o Corporate Secretary, 3550 West Market Street, Akron, Ohio 44333. In general, the Corporate Secretary will forward all such communications to the chairperson of the Nominating and Corporate Governance Committee. The Committee Chairperson in turn determines whether the communication should be forwarded to other members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board or the Chairman of a particular Board Committee, the Corporate Secretary forwards those communications directly to the Board member so addressed.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      Notwithstanding anything to the contrary set forth in any of the Corporation’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.
      This report describes the Corporation’s executive compensation programs and the basis on which fiscal year 2005 compensation determinations were made by the Corporation’s Compensation Committee in respect of the executive officers of the Corporation, including the Chief Executive Officer and the other executive officers named in the compensation tables in this Proxy Statement.
      The Compensation Committee is comprised entirely of Directors deemed independent under the NASDAQ listing standards. The duties of the Compensation Committee include determining the base salary level and bonus for the Chief Executive Officer and for all other executive officers, and approving the design and awards of all other elements of the executive pay program. The Compensation Committee further evaluates executive performance and addresses other matters related to executive compensation.
Compensation Policy and Overall Objectives
      In determining the amount and composition of executive compensation, the Compensation Committee’s goal is to provide a compensation package that will enable the Corporation to attract and retain talented executives, reward outstanding performance and link the interests of the Corporation’s executives to the interests of the Corporation’s stockholders. In determining actual compensation levels, the Compensation Committee considers all elements of the program in total, but also evaluates whether the individual elements of the compensation program target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities allows the Corporation to maintain a stable, successful management team.
      The key elements of the Corporation’s executive compensation are base salary, annual bonuses and long-term incentives. These key elements are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive’s total compensation package.
      Competitive market data is provided periodically by an independent compensation consultant. The data provided compares the Corporation’s compensation practices to those of a group of comparison companies. The Corporation’s market data for compensation comparison purposes is comprised of a group of diversified manufacturing companies that have national and international business operations. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

      In evaluating the comparison group data for compensation purposes, the Compensation Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulae. Rather, the Compensation Committee exercises its discretion and makes its judgment after considering the factors it deems relevant.
Base Salaries
      The Compensation Committee reviews each executive’s base salary annually. Base salaries for executives initially are determined by evaluating the executives’ respective levels of responsibility, prior experience and breadth of knowledge, internal equity issues and external pay practices. Determination of increases to base salaries are driven by individual performance and corporate profitability. Individual performance is evaluated based on sustained levels of individual contribution to the Corporation.
      In determining Mr. Haines’ base salary in 2005, the Compensation Committee considered the Corporation’s financial performance for the prior year, Mr. Haines’ individual performance and his long-term contributions to the success of the Corporation. The Compensation Committee also compared Mr. Haines’ base salary to the base salaries of other chief executive officers within a peer group of specialty chemical companies, including both similarly-sized companies and other chemical and plastics manufacturers recognized as broader competitors of the Corporation. Mr. Haines’ base salary is reported in the Summary Compensation Table below.
Annual Bonuses
      The Corporation’s bonus program promotes the Corporation’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses based on individual and company performance. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.
      Under the Corporation’s bonus program, the Corporation established a total target award for each executive officer approximately equal to the average award provided to persons holding similar positions at comparable companies. The award was measured by stated threshold, target and maximum percentages of salary. The executive officer’s actual award was increased or decreased for the total target award based upon both Corporation financial results and individual performance. Approximately one-half of the total target award potential was determined by the financial performance of the Corporation, measured by levels of operating income, net income or return on assets. For Mr. Haines, the President and Chief Executive Officer, and for Mr. Stefanko, the Chairman and Chief Financial Officer, this financial performance portion of the bonus was based upon the net income of the Corporation. For all other executive officers, the financial performance portion of the bonus was based on the Corporation’s operating income in North America. The remaining one-half of the total target award level was based upon each executive officer’s individual performance. The Corporation did not meet its financial performance goals as established under the bonus program with respect to 2005 for either Messrs. Haines and Stefanko or the other executive officers. The 2005 bonus awards for Mr. Haines and the other executive officers based on individual performances are reported in the Summary Compensation Table below.
Long-Term Incentives
      The Corporation’s 2002 Equity Incentive Plan provides long-term incentives to its executives. In keeping with the Corporation’s commitment to provide a total compensation package that includes at-risk components of pay, the Compensation Committee makes annual decisions regarding appropriate stock-based grants for each executive. When determining these awards, the Compensation Committee considers the Corporation’s financial performance in the prior year, the executives’ respective levels of responsibility, prior experience, and historical award data and compensation practices at the comparison companies.

Options
      On October 22, 2004, options to purchase shares of the Corporation’s Common Stock were granted to executive officers, including options to purchase 130,000 shares granted to Mr. Haines. These options, granted in fiscal 2005, were granted as compensation for performance in fiscal 2004 pursuant to the 2002 Equity Incentive Plan at an option price equal to the fair market value ($19.85) of such shares (which was determined under the 2002 Equity Incentive Plan as the closing price of the Corporation’s Common Stock on the date of grant). On October 21, 2005, stock options were granted to executive officers of the Corporation, including options to purchase 130,000 shares granted to Mr. Haines. These options were granted in fiscal 2006 as compensation for performance in fiscal 2005 under the 2002 Equity Incentive Plan at the fair market value ($19.20) of such shares on the date of grant. Accordingly, stock options granted have value only if the stock price appreciates following the date the options were granted. This design focuses executive officers on the creation of stockholder value over the long term and encourages equity ownership of the Corporation. These stock options become exercisable at the rate of 33% per year commencing on the first anniversary of the date of grant of the options, so long as the optionee remains employed by the Corporation or a subsidiary, and expire on the tenth anniversary of the date of grant.
      In setting the October 21, 2005 stock option grant to Mr. Haines, the Compensation Committee considered the Corporation’s financial performance for the prior year, Mr. Haines’ individual performance and his long-term contributions to the success of the Corporation.
Restricted Stock
      On October 22, 2004, restricted stock was awarded to the Corporation’s executive officers, including an award of 15,000 shares of restricted stock made to Mr. Haines. This restricted stock was awarded in fiscal 2005 as compensation for performance in fiscal 2004 pursuant to the 2002 Equity Incentive Plan. On October 21, 2005, restricted stock awards were made to certain executive officers of the Corporation. No restricted shares were awarded to Mr. Haines or Mr. Stefanko. Such restricted stock was awarded in fiscal 2006 as compensation for performance in fiscal 2005 under the 2002 Equity Incentive Plan. Dividends on restricted stock are accrued until the restrictions lapse and are paid out thereafter. The restricted stock awards vest on the fourth anniversary of the date of the awards. Because of its vesting requirements, restricted stock enhances the Corporation’s ability to maintain a stable executive team which is focused on the Corporation’s long-term success, and restricted stock provides executives with an immediate link to stockholder interests. In determining restricted stock awards, the Compensation Committee considers the Corporation’s financial performance for the prior year, the executives’ individual performances and their respective long-term contributions to the success of the Corporation.
Supplemental Executive Retirement Plan
      The Corporation’s Supplemental Executive Retirement Benefits Plan (the “SERP”) provides retirement benefits to executive officers named as participants by the Board. Messrs. Haines and Stefanko are currently the only officers of the Corporation who are eligible to participate in the SERP. Under the SERP, a participant will earn a pension benefit that is equal to 30% of his or her final average plan compensation, plus an additional one percent for each year of service, up to a maximum of thirty such years. Thus, a participant who retires with 30 or more years of service will receive an annual benefit equal to 60% of the participant’s final average plan compensation. The pension benefits payable under the SERP are reduced by the actuarial value of certain other plan and deferred compensation that is payable to the participant.

      The following table shows estimated annual benefits payable on retirement at age 65 to SERP participants.

	Years of Service
Average
Compensation	15	20	25	30	35

$200,000	$90,000	$100,000	$110,000	$120,000	$120,000
$300,000	$135,000	$150,000	$165,000	$180,000	$180,000
$400,000	$180,000	$200,000	$220,000	$240,000	$240,000
$500,000	$225,000	$250,000	$275,000	$300,000	$300,000
$600,000	$270,000	$300,000	$330,000	$360,000	$360,000
$700,000	$315,000	$350,000	$385,000	$420,000	$420,000
$800,000	$360,000	$400,000	$440,000	$480,000	$480,000
$900,000	$405,000	$450,000	$495,000	$540,000	$540,000
$1,000,000	$450,000	$500,000	$550,000	$600,000	$600,000
$1,100,000	$495,000	$550,000	$605,000	$660,000	$660,000
      For purposes of determining pension benefits payable under the SERP, final average plan compensation is the participant’s average annual compensation for the highest 36 month period in the participant’s last 60 months of employment, and takes into account the participant’s base salary and cash bonuses.
      The pension benefits payable under the SERP are reduced by the actuarial equivalent of (1) the participant’s primary social security benefits, (2) benefits payable to the participant under each of the Corporation’s Profit Sharing Plan and Non-Qualified Plan described below, and (3) benefits payable to the participant under the deferred compensation agreements described below (without regard to any forfeiture of or other loss of benefits that may occur under such arrangements on account of a termination for cause or any other reason).
      SERP benefits are payable as a monthly pension, generally beginning at age 65 or after the participant’s retirement, if later. If a participant retires at or after age 55 with ten years of service, the Board may grant the participant payment before age 65 in an actuarially reduced amount. If a participant becomes totally and permanently disabled and has ten years of service, the Board may grant the participant payment before age 65 in an actuarially reduced amount.
      In general, SERP pension payments are payable to the participant as a life annuity (i.e. for the lifetime of the participant). Participants may elect to receive SERP pension payments in various optional forms of payment that are the actuarial equivalent of the participant’s life annuity. However, a lump sum form of payment will only be made with the consent of the Board of Directors of the Corporation.
      The final average plan compensation of Messrs. Haines and Stefanko was $844,578 and $597,878 respectively, as of August 31, 2005. As of August 31, 2005, Messrs. Haines and Stefanko have been credited with 39 and 33 years of service, respectively, for purposes of the SERP.

Deductibility of Executive Compensation
      The Committee has reviewed the qualifying compensation regulations issued by the Internal Revenue Service under Code Section 162(m), which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to the chief executive officer or any of the other four highest paid officers of the corporation to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Compensation pursuant to certain stock option plans and other performance based compensation may be excluded from the $1.0 million limit. Currently, remuneration is not expected to exceed the $1.0 million limit for any employee covered by Section 162(m), although the uncertain value of stock at future dates with respect to certain existing stock awards makes it impossible for the Corporation to assure that such limit will not be exceeded at some date in the future.
      The Committee believes that stock options awarded under the 2002 Equity Incentive Plan will not count toward the Section 162(m) limit. Stock options still outstanding under earlier Corporation stock plans and restricted stock awards and dividend units are not exempt from the calculation. If compensation attributed to the exercise or vesting of such options, restricted stock awards or dividend units causes aggregate compensation to any employee covered by Section 162(m) to exceed $1.0 million in any calendar year, any amounts in excess of $1.0 million may not be deductible to the Corporation.

The Compensation Committee:

Willard R. Holland, Chairman
Joseph M. Gingo
James A. Karman
Dr. Peggy Miller
Dr. Paul Craig Roberts

COMPENSATION OF EXECUTIVE OFFICERS
      The following table sets forth the compensation paid or to be paid by the Corporation and its subsidiaries in respect of services rendered during the Corporation’s last three fiscal years to the Corporation’s Chief Executive Officer and each of the other four most highly compensated executive officers (as measured by salary and bonus) whose aggregate salary and bonus during the fiscal year ended August 31, 2005 exceeded $100,000 (collectively, the “Named Executive Officers”):
Summary Compensation

					Long-Term
					Compensation

					Awards
		Annual
		Compensation (1)			Restricted
	Fiscal				Stock	Options		All Other
Name and Principal Position	Year	Salary		Bonus	Award(s) (2)	(#)		Compensation

Terry L. Haines	2005	$619,078	(3)	$165,000	$0	130,000	(4)	$61,610	(5)
President and Chief Executive	2004	$569,666	(3)	$165,000	$297,750	130,000		$56,089	(6)
Officer	2003	$566,424	(3)	$165,000	$234,260	130,000		$56,110	(7)
Robert A. Stefanko	2005	$437,078	(3)	$118,500	$0	90,000	(4)	$43,410	(5)
Chairman of the Board of Directors,	2004	$414,666	(3)	$118,500	$178,650	90,000		$40,589	(6)
Chief Financial Officer and Executive	2003	$411,424	(3)	$118,500	$162,180	90,000		$40,610	(7)
Vice President — Finance and Administration
Barry Rhodes	2005	$188,500		$75,000	$153,600	22,000	(4)	$19,960	(5)
Vice President — North American	2004	$175,000		$60,000	$138,950	22,000		$18,589	(6)
Sales and Marketing	2003	$165,000		$50,000	$90,100	20,000		$17,610	(7)
Ronald G. Andres	2005	$177,500		$60,000	$134,400	20,000	(4)	$18,860	(5)
Vice President — North	2004	$165,000		$55,000	$119,100	20,000		$17,589	(6)
American Manufacturing	2003	$165,000		$50,000	$90,100	17,000		$17,610	(7)
Gary J. Elek(8)	2005	$171,600		$35,000	$57,600	10,000	(4)	$18,270	(5)
Vice President — Corporate Controller	2004	$96,250		$33,000	$59,550	10,000		$10,735	(6)
and Secretary	2003	$0		$0	$0	0		$0

(1)	Includes amounts earned in fiscal year, whether or not deferred. Perquisites provided to each of the Named Executive Officers did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for any Named Executive Officer, and therefore are not included in these totals. Perquisites include tax preparation expenses, motor vehicle leases and country club memberships for each Named Executive Officer.

(2)	No grants of restricted stock were made during fiscal 2005, except for awards of shares of restricted stock made to the Named Executive Officers on October 22, 2004 in respect of fiscal 2004, which restricted stock awards were made under the 2002 Equity Incentive Plan and are reflected above as 2004 restricted stock awards, valued at the closing market price of the Corporation’s Common Stock on the date of grant ($19.85). In fiscal 2006, awards of restricted stock were made on October 21, 2005 to certain of the Named Executive Officers in respect of fiscal 2005 under the 2002 Equity Incentive Plan. The amount set forth in respect of each Named Executive Officer represents these awards of restricted stock in respect of fiscal 2005 valued at the closing market price of the Corporation’s Common Stock on the date of grant ($19.20). The total number of restricted shares held, including restricted shares granted on October 21, 2005 in respect of fiscal 2005, and the aggregate market value (based upon the closing market price at August 31, 2005 of $18.21) in respect of each Named Executive Officer are as follows: Mr. Haines held 56,000 shares valued at $1,019,760; Mr. Stefanko held 36,000 shares valued at $655,560; Mr. Andres held 23,200 shares valued at $422,472; Mr. Rhodes held 25,000 shares valued at $455,250; and Mr. Elek held 6,000 shares valued at $54,630. Dividends accrue but are not paid on the restricted shares until the restrictions thereon lapse.
(Footnotes continued on next page)

(3)	Includes Director’s fees received from the Corporation’s Belgian subsidiary in the following amounts for the years 2005, 2004 and 2003: $14,078, $19,666, $16,424.

(4)	As described below under the heading, “Compensation of Executive Officers — Stock Options,” these options were granted in fiscal 2006 in respect of fiscal 2005 under the 2002 Equity Incentive Plan.

(5)	Amounts shown include the following: Corporation contributions to Profit Sharing Plan — $20,500 for each of Messrs. Haines and Stefanko, $17,750 for Mr. Andres, $18,850 for Mr. Rhodes and $17,160 for Mr. Elek; amounts accrued by the Corporation for the fiscal year ended August 31, 2004 under non-qualified profit sharing plan — $40,000 for Mr. Haines and $21,800 for Mr. Stefanko; and Corporation payments of term life insurance premiums — $1,110 for each Named Executive Officer.

(6)	Amounts shown include the following: Corporation contributions to Profit Sharing Plan — $20,000 for each of Messrs. Haines and Stefanko, $16,500 for Mr. Andres, $17,500 for Mr. Rhodes and $9,625 for Mr. Elek; amounts accrued by the Corporation for the fiscal year ended August 31, 2004 under non-qualified profit sharing plan — $35,000 for Mr. Haines and $19,500 for Mr. Stefanko; and Corporation payments of term life insurance premiums — $1,089 for each Named Executive Officer.

(7)	Amounts shown include the following: Corporation contributions to Profit Sharing Plan — $20,000 for each of Messrs. Haines and Stefanko and $16,500 for each of Messrs. Andres and Rhodes; amounts accrued by the Corporation for the fiscal year ended August 31, 2003 under non-qualified profit sharing plan — $35,000 for Mr. Haines and $19,500 for Mr. Stefanko; and Corporation payments of term life insurance premiums — $1,110 for each Named Executive Officer (other than Mr. Elek).

(8)	Mr. Elek commenced employment with the Corporation on February 1, 2004.
Stock Options
      No stock options were granted to the Named Executive Officers during fiscal 2005 except for options to purchase shares granted to the Named Executive Officers on October 22, 2004 in respect of fiscal 2004, which option awards were made under the 2002 Equity Incentive Plan. However, stock options were granted in fiscal 2006 (on October 21, 2005) to the Named Executive Officers in respect of fiscal 2005 pursuant to the 2002 Equity Incentive Plan. The following table contains information concerning the grant of stock options in respect of fiscal 2005 to the Named Executive Officers. The amounts shown for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock appreciation of five percent and ten percent over the full ten-year term of the options, which would result in stock prices of approximately $31.27 and $49.80, respectively. No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders proportionately. Actual gains, if any, on an option exercise are dependent upon future performance of the Corporation’s Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.
OPTION/ SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants in Respect of Fiscal 2005
					Potential Realizable Value
		Percent of Total			at Assumed Annual Rates of
	Number of	Options/SARs			Stock Price Appreciation for
	Total	Granted to	Exercise		10-Year Option Term
	Options/SARs	Employees in	or Base	Expiration
Name	Granted (1)	Fiscal Year (2)	Price (3)	Date	5%($) (4)	10%($) (4)

Terry L. Haines	130,000	25.35%	$19.20	10/21/2015	$1,569,721	$3,977,981
Robert A. Stefanko	90,000	17.55%	$19.20	10/21/2015	$1,086,730	$2,753,987
Barry A. Rhodes	22,000	4.39%	$19.20	10/21/2015	$265,645	$673,197
Ronald G. Andres	20,000	3.90%	$19.20	10/21/2015	$241,496	$611,997
Gary J. Elek	10,000	1.95%	$19.20	10/21/2015	$120,748	$305,999
(Footnotes on next page)

(1)	All options for shares of Common Stock were granted pursuant to the 2002 Equity Incentive Plan. Such options become exercisable at the rate of 33% per year commencing on the first anniversary of the date of grant of the option, so long as the optionee remains employed by the Corporation or a subsidiary.

(2)	Based on 512,750 options granted to all employees.

(3)	Fair market value on the date of grant on October 21, 2005.

(4)	The share price represents the price of the Common Stock if the assumed annual rates of stock price appreciation are achieved.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities	Value of Unexercised In-the-
	Shares		Underlying Unexercised	Money Options at Fiscal Year-
	Acquired on	Value	Options at Fiscal Year-End	End Exercisable/Unexercisable
Name	Exercise	Realized (1)	Exercisable/Unexercisable (2)	(2)(3)

Terry L. Haines	18,750	$114,844	129,166/ 265,001	$414,249/ $233,486
Robert A. Stefanko	60,000	$420,395	45,000/ 180,000	$81,300/ $138,000
Barry A. Rhodes	10,667	$86,283	9,166/ 40,001	$13,867/ $22,228
Ronald G. Andres	3,000	$20,175	26,999/ 36,001	$100,942/ $21,849
Gary J. Elek	0	$0	0/ 10,000	$0/ $0

(1)	Amounts shown reflect the difference between the exercise price paid by the executive officer for Common Stock acquired upon the exercise of options and the fair market value of the Common Stock on the date of exercise.

(2)	Does not include options granted in fiscal 2006 in respect of fiscal 2005.

(3)	The value of unexercised stock options is based on the difference between the exercise price of the options and the closing price per share of Common Stock on August 31, 2005 of $18.21.
Employment Contracts and Change-In-Control Arrangements
      The Corporation has employment agreements with Messrs. Haines, Stefanko, Andres, Rhodes and certain other senior personnel. The employment agreements of Messrs. Haines, Stefanko, Andres and Rhodes have initial three-year terms. Such agreements automatically are extended at the end of each month for an additional month unless prior notice of termination is given, to constitute at all times a three-year agreement; provided, however, that no such monthly extension shall occur after August 31, 2008, January 31, 2005, December 31, 2011 or August 31, 2022, respectively. The employment agreements provide that in the event employment is terminated following a merger, consolidation, liquidation, or other change in control (collectively, “Change in Control”) of the Corporation for any reason except for termination by the Corporation for cause, termination for death or disability or termination by the employee without good reason, the employee shall be paid a lump sum amount equal to a multiple (equal to the initial term of such agreement) of the sum of (i) the higher of his annual salary payable prior to the event causing the termination or salary payable prior to the Change in Control, plus (ii) an amount equal to the higher of his bonus earned in the preceding fiscal year or the average bonus earned in the most recent three fiscal years. In addition, upon such a termination of employment following a Change in Control, each of the employment agreements provides that the employee also will continue to receive certain insurance benefits not provided to the employee by another source after termination, for a period of time equal to the original term of such employee’s employment agreement, and the employee will be paid a lump sum amount equal to the sum of (i) any unpaid annual incentive compensation previously awarded to the employee, the payment of which was contingent only upon continued employment, and (ii) a pro rata portion of his bonus for the fiscal year in which the termination occurred. Additionally, during the one-month period beginning with the first day of the month immediately following the first anniversary of a Change in Control, the employment agreements of Messrs. Haines and Stefanko provide that they may terminate their employment for any reason and will still be entitled to the Change-in-Control payments described above. If the Corporation terminates an employee’s employment without cause prior to the expiration of the term of the employment agreement and prior to a Change in Control, the employee shall receive his salary for the remaining term of his employment agreement, plus a bonus each year for the remaining term of his agreement in an amount equal to fifty percent of his average annual bonus during the most recent five calendar years of employment. If the employee’s employment is terminated by reason of death, the Corporation shall pay a lump sum amount equal to sixty percent of the employee’s salary for twenty-four months. In addition, the amounts described above payable under the employment agreements for Messrs. Haines and Stefanko shall be “grossed up” to cover certain taxes payable by the employee on certain of the amounts paid to such employee in respect of a Change in Control of the Corporation. Notwithstanding the foregoing, in respect of the employment agreements of Messrs. Andres and Rhodes, the Corporation is not obligated to pay any amount that is in excess of the maximum amount that it can deduct for federal income tax purposes. These employment agreements may tend to discourage a takeover attempt of the Corporation inasmuch as a Change in Control of the Corporation could result in increased compensation expense.
      The Corporation has a qualified Profit Sharing Plan (the “Profit Sharing Plan”) that provides that in any year the Corporation’s Board of Directors, in its discretion, may authorize the payment of contributions to the Corporation’s Profit-Sharing Trust, which contributions are allocated among participants. The maximum amount that may be allocated to a participant generally is limited to the lesser of (i) $40,000 or (ii) one hundred percent of the participant’s compensation. Participation in the Profit Sharing Plan is available to all salaried employees of the Corporation (and participating subsidiaries) who are employed on the last day of the Profit Sharing Plan year. Benefits under the Profit Sharing Plan vest in accordance with a specified formula that provides for partial vesting starting after three years of employment with the Corporation and full vesting after seven years of employment with the Corporation. The assets of the Profit-Sharing Trust are invested, and each participant’s account reflects the aggregate investment performance of the Trust assets. For the fiscal year ended August 31, 2005, the amounts contributed to the Profit Sharing Plan accounts of the persons listed in the Summary Compensation Table were: $20,500 for each of Messrs. Haines and Stefanko, $17,750 for Mr. Andres, $18,850 for Mr. Rhodes and $17,160 for Mr. Elek.
      The Corporation also has a non-qualified Profit Sharing Plan (the “Non-Qualified Plan”) pursuant to which the Corporation may accrue certain amounts for the benefit of the Non-Qualified Plan’s participants, in order to restore to such participants amounts not available to them under the Profit Sharing Plan due to certain limitations thereunder. Benefits under the Non-Qualified Plan vest in accordance with a specified formula that provides for partial vesting starting after three years of employment with the Corporation and full vesting after seven years of employment with the Corporation. In addition, upon a Change in Control of the Corporation, benefits become fully vested. Amounts accrued by the Corporation under the Non-Qualified Plan for the benefit of each participant reflect the investment performance that would have been realized had a corresponding amount been invested for the benefit of such participant during such year in the Profit Sharing Trust pursuant to the Profit Sharing Plan. For the fiscal year ended August 31, 2005, the amounts accrued (excluding the assumed investment based performance earnings thereon) by the Corporation pursuant to the Non-Qualified Plan for the benefit of the persons listed in the Summary Compensation Table were: Mr. Haines, $40,000, and Mr. Stefanko, $21,800.
      The Corporation also has deferred compensation agreements with Messrs. Haines and Stefanko, providing for the payment of benefits for ten years following retirement, disability or death in the annual amount of $100,000 for Mr. Haines and $100,000 (under two agreements for $50,000 each) for Mr. Stefanko. The effective dates of Mr. Haines’ Agreement is 1991 and of Mr. Stefanko’s two agreements are 1985 and 1991. No additional benefits are payable under the agreements upon a Change in Control of the Corporation; however, payment of all of the benefits of Messrs. Haines and Stefanko will be accelerated in the event of a termination of employment following certain Changes in Control. The Corporation owns and is the beneficiary of life insurance policies upon the lives of Messrs. Haines and Stefanko, in the amount of $1,000,000 each.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      The following table sets forth information as of October 19, 2005 (except as otherwise indicated by footnote) in respect of beneficial ownership of shares of the Corporation’s Common Stock by each Director, by each Named Executive Officer, by all Directors and executive officers as a group, and by each person known to the Corporation to own five percent or more of its Common Stock. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table:

	Total Beneficial	Percent of
Name	Ownership	Outstanding

Directors and Executive Officers
Terry L. Haines(1)(2)	424,666	1.37%
Robert A. Stefanko(1)(2)(3)	252,662	*
Ronald G. Andres(1)(2)(4)	76,099	*
Barry A. Rhodes(1)(2)	48,034	*
Gary J. Elek(1)(2)	6,333	*
Dr. Peggy Miller(1)(2)	12,333	*
James S. Marlen(1)(2)	13,833	*
Dr. Paul Craig Roberts(1)(2)	10,138	*
Willard R. Holland(1)(2)	14,333	*
James A. Karman(1)(2)	15,333	*
Joseph M. Gingo(1)(2)	11,333	*
John B. Yasinsky(1)(2)	12,333	*
Ernest J. Novak, Jr.(1)(2)	7,700	*
James A. Mitarotonda(5)(7)	1,193,002	3.88%
All Directors and Executive Officers as a group (15 persons)(1)(2)(3)(4)(5)	3,867,668	12.37%

5% or Greater Stockholders

Royce & Associates LLC(6)	3,296,804	10.73%
1414 Avenue of Americas
New York, NY 10019
Barington Companies Equity Partners, L.P., Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC, Starboard Value & Opportunity Fund, LLC, Parche, LLC, Millenco, L.P., RJG Capital Partners, L.P., D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/ Z Special Opportunities LLC(7)	2,684,495	8.74%
Barclays Global Investors, N.A. and Barclays Global Fund Advisors(8)	2,102,458	6.84%
45 Fremont Street
San Francisco, California 94105
Dimensional Fund Advisors Inc.(9)	2,040,432	6.64%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Snyder Capital Management, L.P./ Snyder Capital Management, Inc.(10)	1,766,276	5.75%
350 California Street, Suite 1460
San Francisco, CA 94104

*	Less than 1% of the shares outstanding
(Footnotes on next page)

(1)	Includes the following number of shares that are not owned, but can be purchased within sixty days upon the exercise of options granted under the Corporation’s 1991 Stock Incentive Plan, 1992 Non-Employee Directors’ Stock Option Plan and/or 2002 Equity Incentive Plan: 264,166 by Terry L. Haines; 135,000 by Robert A. Stefanko; 43,999 by Ronald G. Andres; 27,833 by Barry A. Rhodes; 3,333 by Gary J. Elek; 4,833 by each of Dr. Peggy Miller, James A. Karman, Willard R. Holland, John B. Yasinsky and Joseph M. Gingo; 3,333 by each of Dr. Paul Craig Roberts and James S. Marlen; and 557,078 by all Directors and executive officers as a group.

(2)	Includes the following number of restricted shares of Common Stock awarded under the Corporation’s 1991 Stock Incentive Plan, 1992 Non-Employee Directors’ Stock Option Plan and/or 2002 Equity Incentive Plan: 56,000 for Terry L. Haines; 36,000 for Robert A. Stefanko; 16,200 for Ronald G. Andres; 17,000 for Barry A. Rhodes; 3,000 for Gary J. Elek; 6,500 for each of Dr. Paul Craig Roberts, Dr. Peggy Miller, Willard R. Holland, James A. Karman, James S. Marlen, John B. Yasinsky and Joseph M. Gingo; 4,500 for Mr. Novak; and 195,000 for all Directors and executive officers as a group.

(3)	The Trust for Barbara J. Stefanko, Barbara J. Stefanko Trustee, holds 30,166 shares. Barbara Stefanko is the spouse of Robert A. Stefanko.

(4)	Mr. Andres owns 5,300 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(5)	Includes 495,893 shares of Common Stock held by Barington Companies Equity Partners, L.P. (“Barington”), 336,188 shares held by Barington Companies Offshore Fund, Ltd. (BVI) (“Barington Fund”) and 360,921 shares beneficially owned by Barington Companies Advisors, LLC (“Barington Advisors”) held in a managed account that Barington Advisors manages on behalf of Millenco, L.P (“Millenco”) as further described in footnote 7 below. James Mitarotonda (“Mitarotonda”) is the President and Chief Executive Officer of Barington Companies Investors, LLC (“Barington Investors”), which is the general partner of Barington and, accordingly, Mr. Mitarotonda may be deemed to have sole power to vote and dispose of the shares owned by Barington. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. (“LNA”), which is the general partner of Barington Capital Group, L.P. (“Barington Capital”), which is the managing member of Barington Advisors, which is the investment advisor of the Barington Fund and the investment account managed on behalf of Millenco, and, accordingly, Mr. Mitarotonda may be deemed to have sole power to vote and dispose of the shares owned by the Barington Fund and shared power to vote and dispose of the shares beneficially owned by Barington Advisors. Barington Capital is also the majority member of Barington Investors so through this relationship, Mr. Mitarotonda may also be deemed to beneficially own the shares held by Barington. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(6)	As reported in a Schedule 13G/ A dated and filed with the SEC on March 8, 2005.

(7)	On October 25, 2005, Barington, Barington Investors, Barington Fund, Barington Advisors, Barington Capital, LNA, Mr. Mitarotonda, Starboard Value & Opportunity Fund, LLC (“Starboard”), Parche, LLC (“Parche”), Admiral Advisors, LLC (“Admiral”), Ramius Capital Group, LLC (“Ramius”), C4S & Co., LLC (“C4S”), Mr. Peter Cohen (“Cohen”), Mr. Morgan Stark (“Stark”), Mr. Jeffrey Solomon (“Solomon”), Mr. Thomas Strauss (“Strauss”), Millenco, Millennium Management, L.L.C. (“Millennium”), Mr. Israel Englander (“Englander”), RJG Capital Partners, L.P. (“RJG Partners”), RJG Capital Management, LLC (“RJG Management”), Mr. Ronald Gross (“Gross”), D.B. Zwirn Special Opportunities Fund, L.P.(“Zwirn Fund L.P.”), D.B. Zwirn Special Opportunities Fund (TE), L.P. (“Zwirn Fund (TE) L.P.”), D.B. Zwirn Special Opportunities Fund, Ltd. (“Zwirn Fund Ltd.”), HCM/ Z Special Opportunities LLC (“HCM/ Z”), D.B. Zwirn & Co., L.P.(“Zwirn & Co.”), DBZ GP, LLC (“DBZ”), Zwirn Holdings, LLC (“Zwirn Holdings”) and Mr. Daniel B. Zwirn (“Zwirn”) jointly filed an amendment to Schedule 13D with the Securities and Exchange Commission reporting
(Footnotes on next page)

their respective beneficial ownership of, in the aggregate, 2,684,495 shares of Common Stock. As disclosed in the Schedule 13D, as amended, Barington beneficially owns 495,893 shares, Barington Fund beneficially owns 336,188 shares, Barington Advisors beneficially owns 360,921 shares which are held in a managed account that Barington Advisors manages on behalf of Millenco, Starboard beneficially owns 970,372 shares, Parche beneficially owns 184,826 shares, Millenco beneficially owns 400,789 shares (of which 360,921 shares are held in a managed account described below), RJG Partners beneficially owns 12,500 shares, Zwirn Fund L.P. beneficially owns 28,393 shares, Zwirn Fund (TE) L.P. beneficially owns 28,397 shares, Zwirn Fund Ltd. beneficially owns 170,354 shares and HCM/ Z beneficially owns 56,783 shares. Mr. Mitarotonda is the President and Chief Executive Officer of Barington Investors, which is the general partner of Barington and, accordingly, Mr. Mitarotonda and Barington Investors may be deemed to have the power to vote and dispose of the shares owned by Barington. Mr. Mitarotonda is the sole stockholder and director of LNA, which is the general partner of Barington Capital, which is the managing member of Barington Advisors, which is the investment advisor of the Barington Fund and the investment account managed on behalf of Millenco, and, accordingly, Mr. Mitarotonda, LNA, Barington Capital and Barington Advisors each may be deemed to have the power to vote and dispose of the shares owned by the Barington Fund and held in the investment account on behalf of Millenco. Barington Capital is also the majority member of Barington Investors so through this relationship, Mr. Mitarotonda, LNA and Barington Capital may also be deemed to beneficially own the shares held by Barington. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. C4S is the managing member of Ramius, which is the sole member of Admiral, which is the managing member of each of Starboard and Parche, and, accordingly, C4S, Ramius and Admiral each may be deemed to have the power to vote and dispose of the shares owned by Starboard and Parche. Messrs. Cohen, Stark, Solomon and Strauss are the managing members of C4S, and, accordingly, each may be deemed to share the power to vote and dispose of the shares owned by Starboard and Parche. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares. Pursuant to an account management agreement between Millennium Operations, LLC and Barington Advisors, Barington Advisors manages an investment account on behalf of Millenco with respect to 360,921 shares of Common Stock purchased in that managed account on behalf of Millenco. Barington Advisors may be deemed to have shared voting and dispositive power over such shares and believes it would be viewed as the sole beneficial owner of those shares. Mr. Englander is the Managing Member of Millennium, which is the general partner of Millenco, and, accordingly, Mr. Englander and Millennium each may be deemed to have the sole power to vote and dispose of the 39,868 shares beneficially owned by Millenco and the shared power to vote and dispose of the 360,921 shares held in the managed account. Mr. Englander disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Mr. Gross is the managing member of RJG Management, which in turn is the general partner of RJG Partners, and, accordingly, Mr. Gross and RJG Management each may be deemed to have the power to vote and dispose of the shares owned by RJG Partners. Mr. Gross disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Zwirn is the managing member of Zwirn Holdings, which is the managing member of DBZ, which is the general partner of Zwirn & Co., which is the manager of each of Zwirn Fund L.P., Zwirn Fund (TE) L.P., Zwirn Fund Ltd., HCM/ Z, and, accordingly, Mr. Zwirn, Zwirn Holdings, DBZ, Zwirn & Co. each may be deemed to have the power to vote and dispose of the shares owned by Zwirn Fund L.P., Zwirn Fund (TE) L.P., Zwirn Fund Ltd. and HCM/ Z. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The principal business address for each of Barington and Barington Advisors is 888 Seventh Avenue, 17th Floor, New York, NY 10019. Barington Fund’s principal business address is c/o Bison Financial Services LTD, Bison Court Road Town, Tortola, British Virgin Islands. Starboard’s and Parche’s principal business address is 666 Third Avenue, 26th Floor, New York, NY 10017. Millenco’s principal business address is 666 Fifth Avenue, New York, New York 10103. RJG Partners principal business address is 11517 West Hill Drive, North Bethesda, Maryland 20852. Zwirn Fund L.P.’s and Zwirn Fund (TE) L.P’s principal business address is 745 Fifth Avenue, 18th Floor, New York, New

(Footnotes continued on next page)

York 10151. Zwirn Fund Ltd.’s principal business address is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 GT, George Town, Harbour Centre, 2nd Floor, Grand Cayman, Cayman Island, British West Indies. HCM/ Z’s principal business address is c/o Highbridge Capital Corporation, Corporate Centre, 4th Floor, 27 Hospital Road, Grand Cayman, Cayman Islands, British West Indies.

(8)	As reported in a Schedule 13G dated and filed with the SEC on February 14, 2005 by Barclays Global Investors, N.A. Barclays Global Fund Advisors and a group of other affiliated entities. The Schedule 13G states that (a) Barclays Global Investors, N.A., beneficially owns and has the sole power to dispose of an aggregate of 1,282,595 shares of the Corporation’s Common Stock and the sole power to vote an aggregate of 1,097,793 shares of the Corporation’s Common Stock and (b) Barclays Global Fund Advisors beneficially owns and has the sole power to dispose of an aggregate of 819,461 shares of the Corporation’s Common Stock and the sole power to vote an aggregate of 818,665 shares of the Corporation’s Common Stock. According to the Schedule 13G, these shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(9)	As reported in a Schedule 13G dated and filed with the SEC on February 9, 2005, Dimensional Fund Advisors Inc. is the beneficial owner of and has the sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, an aggregate of 2,040,432 shares of the Corporation’s Common Stock. According to the Schedule 13G, Dimensional Fund Advisors Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). As reported in the Schedule 13G, Dimensional Fund Advisors Inc. possesses investment and/or voting power over the Corporation’s Common Stock owned by the Funds, and may be deemed to be the beneficial owner of such shares. However, all such shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares in the Schedule 13G/ A.

(10)	As reported in a Schedule 13G/ A dated and filed with the SEC on February 10, 2005, by Snyder Capital Management, L.P. (“SCMLP”) and Snyder Capital Management, Inc. (“SCMI”). The Schedule 13G/ A states that SCMI is a wholly owned subsidiary of IXIS Asset Management North America, L.P. (formerly known as CDC IXIS Asset Management North America, L.P.). IXIS Asset Management North America is ultimately owned principally by three affiliated French financial services firms: the Caisse des Dépôts et Consignations (“CDC”); the Caisse National des Caisses d’Epargne (“CNCE”), a financial institution owned by the CDC and the French regional savings banks known as the Caisses d’Epargne; and CNP Assurances, a French life insurance company. According to the Schedule 13G/ A, SCMI and IXIS Asset Management North America operate under an understanding that all investment and voting decisions regarding managed accounts are to be made by SCMI and SCMLP and not by IXIS Asset Management North America or any entity controlling it. Accordingly, SCMI and SCMLP do not consider IXIS Asset Management North America or any entity controlling it to have any direct or indirect control over the securities held in managed accounts. As reported in the Schedule 13G/ A, each of SCMLP and SCMI have shared voting power over 1,602,600 shares of the Corporation’s Common Stock and have shared dispositive power over 1,766,276 shares of the Corporation’s Common Stock.

PERFORMANCE GRAPH
      The following graph compares total stockholder returns in respect of shares of the Corporation’s Common Stock over the last five fiscal years (i.e. the cumulative changes over the past five-year period of $100 invested at August 31, 2000) to the Standard & Poor’s 500 Stock Index (“S&P 500”) and the Standard & Poor’s 500 Specialty Chemicals Index (“S&P Specialty Chemicals”). Total return values for shares of the Corporation’s Common Stock, S&P 500 and S&P Specialty Chemicals were calculated based upon market weighting at the beginning of the period and include reinvestment of dividends on a quarterly basis. The stockholder returns shown on the graph below are not necessarily indicative of future performance.
      The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference and otherwise shall not be deemed filed under such Acts.

	8/00	8/01	8/02	8/03	8/04	8/05
A. Schulman, Inc.	$100.00	$119.29	$188.42	$147.68	$190.08	$177.99
S & P 500	$100.00	$75.65	$62.04	$69.49	$77.44	$87.14
S & P 500 Specialty Chemicals	$100.00	$126.70	$139.35	$145.92	$168.20	$183.95

AUDIT COMMITTEE REPORT
      Notwithstanding anything to the contrary set forth in any of the Corporation’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.
      The Audit Committee consists of the following members of the Corporation’s Board of Directors: Willard R. Holland, James A. Karman, James S. Marlen, Ernest J. Novak, Jr. and John B. Yasinsky.
      The Audit Committee has met, reviewed and discussed the audited consolidated financial statements of the Corporation for the fiscal year ended August 31, 2005, with the Corporation’s management, who represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Corporation’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
      The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committee), and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.
      Based upon the Audit Committee’s review and discussions noted above, the Audit Committee recommended that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended August 31, 2005 for filing with the SEC.

The Audit Committee:

Ernest J. Novak, Jr., Chairman
Willard R. Holland
James A. Karman
James S. Marlen
John B. Yasinsky

PROPOSAL 3 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
      The Audit Committee of the Board of Directors of the Corporation has selected PricewaterhouseCoopers LLP as independent registered public accountants to examine the books, records and accounts of the Corporation and its subsidiaries for the fiscal year ending August 31, 2006. This selection is being presented to stockholders for ratification or rejection at this Annual Meeting. The Audit Committee and the Board of Directors each recommends that such selection be ratified.
      PricewaterhouseCoopers LLP was the independent registered public accountants of the Corporation for the fiscal year ended August 31, 2005, and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.
      For ratification, this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy. Votes on the ratification of PricewaterhouseCoopers LLP marked “abstain” and broker non-votes will not be counted as votes cast, but will count toward the determination of the presence of a quorum and have the same effect as votes cast against the proposal. If the resolution is rejected, or if PricewaterhouseCoopers LLP declines to act or becomes incapable of acting as the independent registered public accountants of the Corporation, or if its employment is discontinued, the Audit Committee will appoint another public auditor, continued employment of whom after the 2006 Annual Meeting of Stockholders will be subject to ratification by stockholders.
Fees Billed by Independent Registered Public Accountants
      Set forth below are the aggregate fees billed for professional services rendered to the Corporation by PricewaterhouseCoopers LLP, its independent registered public accountants for fiscal 2005 and fiscal 2004.

	Fiscal 2005	Fiscal 2004

Audit Fees(1)	$3,152,300	$1,010,600
Audit-Related Fees(2)	$48,000	$490,600
Tax Fees(3)	$1,048,000	$757,079
All Other Fees	$0	$0

(1)	Comprised of the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of the Corporation’s consolidated financial statements and its limited reviews of the Corporation’s unaudited consolidated interim financial statements included in the Corporation’s Quarterly Reports on Form 10-Q, as well as statutory audits of the Corporation’s subsidiaries and consents to SEC filings. For fiscal 2005, audit fees include fees for professional services rendered by PricewaterhouseCoopers LLP in connection with assessment of internal controls pursuant to Section 404 of Sarbanes-Oxley.

(2)	Comprised of professional services rendered by PricewaterhouseCoopers LLP for Sarbanes-Oxley Section 404 advisory services, reporting and employee benefit plan audits and other professional services.

(3)	Comprised of professional services rendered by PricewaterhouseCoopers LLP for tax planning and advice and domestic and foreign tax compliance and tax return preparation.
Pre-Approval of Fees
      The Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accountants to assure that the provision of the services does not impair the registered public accountants’ independence. Unless a type of service to be provided by the independent registered public accountants has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee has delegated pre-approval authority to its Chairman, provided that the pre-approval is to be reviewed with the Audit Committee at its next regular meeting. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accountants.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      On October 21, 2005, the Corporation and Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Parche, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, Millenco, L.P., Millennium Management, L.L.C., Israel A. Englander, RJG Capital Partners, L.P., RJG Capital Management, LLC, Ronald Gross, D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/ Z Special Opportunities LLC, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn (collectively, the “Barington Group”) entered into the Agreement. Among other things, the Agreement provides that:

•	the Barington Group withdraw its notice of intent to nominate persons for election as directors at the Corporation’s 2005 Annual Meeting and agreed to abide by certain standstill provisions until the Corporation’s 2007 Annual Meeting;

•	the Corporation would work together with representatives of the Barington Group to create a plan to improve the Corporation’s operations and profitability;

•	the Corporation would implement a number of corporate governance improvements, including (i) establishing a lead independent Director; (ii) implementing a regular evaluation of the Corporation’s rights agreement by the Board’s independent directors; and (iii) submitting Proposal 2 for approval by the Corporation’s stockholders;

•	the Corporation would reimburse the Barington Group, up to an aggregate maximum of $150,000, for the expenses incurred by the Barington Group in connection with the Agreement and all related activities and matters; and

•	the Board of Directors would appoint James A. Mitarotonda and another person independent of the Corporation and the Barington Group as Directors.
      Mr. Mitarotonda is affiliated with several members of the Barington Group and is also a party to the Agreement in his individual capacity. For more information relating to the Barington Group, see Security Ownership of Management and Certain Beneficial Owners herein, the most recent Schedule 13D/ A filed by the Barington Group with the SEC on October 25, 2005, and the Form 8-K filed by the Corporation with the SEC on October 24, 2005.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and Directors, and persons who own more than ten percent of the Corporation’s Common Stock, to file reports of ownership and changes in ownership with the SEC. To the Corporation’s knowledge, based solely on its review of the copies of such forms received by the Corporation, all such persons timely filed their respective reports during the year ended August 31, 2005, except that Mr. Holland reported an acquisition of “phantom stock” in lieu of Director’s fees one day late in April 2005, and Mr. Rhodes reported the exercise of an option to acquire 1,000 shares of the Corporation’s Common Stock one day late in November 2004.
OTHER MATTERS
      The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those described in this Proxy Statement. The Corporation’s By-Laws describe procedures, including minimum notice provisions, for stockholder nomination of Directors and submission of other stockholder business to be transacted at the Annual Meeting. A copy of the pertinent By-Law provisions is available on request to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333. If any such stockholder proposals or other business to be transacted properly come before the Annual Meeting, it is intended that shares represented by proxies solicited hereby will be voted in respect thereof in accordance with the best judgment of the proxy holders.
GENERAL INFORMATION
Voting of Proxies
      Shares represented by properly executed proxies will be voted at the meeting, and if a stockholder has specified how the shares represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that shares represented by proxies on which no specification has been made will be voted (i) for the election of Directors, (ii) for the amendment of the Certificate of Incorporation and (iii) for the ratification of the selection of the independent registered public accountants.
Stockholder Proposals
      Any stockholder who intends to present a proposal at the annual meeting in the year 2006 must deliver the proposal to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333:

•	Not later than July 12, 2006, if the proposal is submitted for inclusion in the Corporation’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Not earlier than September 10, 2006 and not later than October 10, 2006, if the proposal is submitted pursuant to the Corporation’s By-Laws. The Corporation reserves the right to exercise discretionary voting authority on such proposal if a stockholder has failed to submit the proposal within such September 10, 2006 through October 10, 2006 time period.
      A copy of the Corporation’s By-Laws is available on request to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333.
Revocation of Proxies
      A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later dated proxy with regard to the same shares or by giving notice in writing or in open meeting.
Solicitation of Proxies
      The cost of soliciting the accompanying proxies will be borne by the Corporation. The Corporation may reimburse brokers, nominees, fiduciaries and custodians their reasonable expenses for sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone or telegraph or by officers, Directors and regular employees of the Corporation. Further, the Corporation has retained Georgeson Shareholder to perform solicitation services in connection with this Proxy Statement. For such services, the Corporation will pay Georgeson Shareholder a fee of approximately $7,000 and will be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities incurred in connection with this proxy solicitation.

By order of the Board of Directors

Gary J. Elek
Secretary
November 9, 2005

Appendix A to Proxy Statement
ARTICLE SEVENTEENTH OF THE
RESTATED CERTIFICATE OF INCORPORATION OF A. SCHULMAN, INC.
SEVENTEENTH
      (A) The affirmative vote of the holders of not less than 80 percent of the outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, shall be required for the approval or authorization of any Business Combination (as hereinafter defined) of the Corporation with any Related Person (as hereinafter defined); provided, however, that these requirements shall not be applicable if:

(1) The Business Combination has been expressly approved by a vote of a majority of the Continuing Directors of the Corporation (as hereinafter defined); or

(2) The consideration to be received per share by holders of common stock of the Corporation in the Business Combination is cash in an amount not less than the higher of (i) the highest per share price, including commissions, paid by the Related Person for the common stock of the Corporation during the two years preceding the last purchase by the Related Person or (ii) the highest sales price per share at which the common stock of the Corporation was traded on any stock exchange or in any over-the-counter market during the two years preceding the last purchase thereof by the Related Person.
      (B) For the purposes of this Article SEVENTEENTH:

(1) “Business Combination” means:

(a)	any merger or consolidation of the Corporation or a subsidiary of the Corporation with (i) any Related Person or (ii) any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of a Related Person;

(b)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition, of all or any Substantial Part (as hereinafter defined) of the assets of either the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary of the Corporation, to a Related Person;

(c)	any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation;

(d)	the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person;

(e)	any recapitalization or reclassification that would have the effect of increasing the proportionate share of the outstanding shares of any class of equity securities of the [C]orporation or any subsidiary of the Corporation which is owned by any Related Person;

(f)	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person; or

(g)	any agreement, contract, or other arrangement providing for any of the transactions described in this definition of Business Combination.

(2) “Related Person” means and includes any individual, corporation, partnership or other person or entity which, together with its Affiliates and Associates (both as hereinafter defined) is the Beneficial Owner (as hereinafter defined) in the aggregate of 20 percent or more of the outstanding Voting Stock, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

A-1

(3) “Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 1, 1983.

(4) “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 1, 1983.

(5) “Substantial Part” means more than 20 percent of the fair market value of the total assets of the entity in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

(6) “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, and each reference to a proportion of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(7) “Continuing Director” means a Director who either (a) was a member of the Board of Directors prior to the time that any Related Person became a Related Person or (b) any successor of a Continuing Director who was recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.
      (C) The affirmative vote of the holders of not less than 80 percent of the outstanding voting shares of common stock of the Corporation entitled to vote generally in the election of Directors shall be required to alter, amend or repeal this Article SEVENTEENTH, provided, however, that this paragraph shall not apply to, and such 80 percent vote shall not be required for, any alteration, amendment or repeal recommended by the affirmative vote of at least two-thirds of the Continuing Directors of the Corporation.

A-2

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual
Meeting of Stockholders, you can be sure your shares
are represented at the meeting by promptly returning
your proxy in the enclosed envelope.
Please fold and detach card at the perforation before mailing

A. SCHULMAN, INC.
This Proxy is Solicited on Behalf of the Board of Directors of
A. Schulman, Inc. for the Annual Meeting of Stockholders
to be Held on December 8, 2005
The undersigned hereby appoints TERRY L. HAINES, ROBERT A. STEFANKO, and GARY J. ELEK and each of them as Proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote all of the shares of Common Stock of A. Schulman, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders of A. Schulman, Inc. to be held on December 8, 2005 and at any adjournments or postponements thereof, in the manner specified on this proxy card and as fully as the undersigned could do if personally present at the meeting. Receipt of a separate Notice of Annual Meeting and Proxy Statement is acknowledged by return of the Card.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this Card.

Dated:	, 2005

Signature

Signature (if held jointly)
NOTE: Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee, administrator or guardian, please give title as such. If stockholder is a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Please fold and detach card at perforation before mailing.

A. SCHULMAN, INC.	PROXY

This proxy is solicited on behalf of the Board of Directors of A. Schulman, Inc. This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR Proposals 1, 2 and 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. Election of Class I Directors:

Nominees:	Willard R. Holland	Dr. Peggy Miller	John B. Yasinsky

☐ FOR all nominees listed above	☐ WITHHOLD Authority to vote for all nominees listed above	☐ FOR all nominees listed above except as marked to the contrary below
To withhold authority to vote for any individual nominee, mark “FOR all nominees listed above except as marked to the contrary” and write that nominees name on the line below.

2. To approve the amendment of the Corporation’s Restated Certificate of Incorporation, as amended, by deleting Article SEVENTEENTH.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3. To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accountants for the fiscal year ending August 31, 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4. The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein.
(Please sign and date the proxy card on the reverse side)